Exhibit 10.5

INVESTMENT CONSULTING AND MARKETING SERVICES AGREEMENT

This Investment Consulting and Marketing Services Agreement (“Agreement”) is entered into as of June 23, 2025 (“Effective Date”), by and between Inflection Points Inc, d/b/a Professional Capital Management, a Delaware corporation, located at 600 Lexington Ave., Floor 2, New York, NY 10022, and its successors and assigns (“Inflection Points” or “Service Provider”), on the one hand, and ProCap BTC, LLC, a Delaware limited liability company, located at 600 Lexington Ave., Floor 2, New York, NY 10022 (“ProCap BTC”), on the other hand. Service Provider and ProCap BTC may be referred to individually as a “Party” and collectively as the “Parties.” The Parties mutually agree as follows:

1)	PURPOSE. The purpose of this Agreement is to outline the terms under which Inflection Points provides investment consulting and marketing services to ProCap BTC and to further the Business Plan of ProCap BTC set forth as Annex A hereto. Inflection Points will deliver services aimed at providing investment consulting advice regarding bitcoin treasury strategies and increasing visibility, credibility, and market positioning for ProCap BTC.

2)	ENGAGEMENT. Subject to the terms and conditions of this Agreement, ProCap BTC is engaging Service Provider, and Service Provider agrees to provide certain investment consulting, marketing and advertising services to ProCap BTC. This Agreement shall not limit either Parties’ right to perform, or to select others to perform, the same or similar services.

3)	STATEMENT OF WORK.

a)	Service Provider will provide investment consulting, marketing and advertising services to ProCap BTC (“Work”). A detailed description of Work in the form of a Statement of Work (“SOW”) is attached as Schedule A for Work provided between the Effective Date and June 23, 2029 and considered part of this Agreement. All SOWs executed hereunder shall be considered part of this Agreement. Any SOW shall be a written document that, at a minimum, meets the following requirements: (i) includes substantially the following statement: “This is a Statement of Work under the Investment Consulting and Marketing Services Agreement”; (ii) is signed on behalf of both Parties by their authorized representatives; and (iii) contains the following four mandatory items: (1) a description of Work to be performed, including deliverables to be provided, and where relevant metrics and targets or deadlines; (2) the name and contact information of key personnel for each of ProCap BTC and Service Provider; (3) the date Service Provider will first assume responsibility for providing Work under any SOW; and (4) the basis for ProCap BTC’s compensation to Service Provider for satisfactory completion of performance under an SOW, and whether charges are fixed or “not-to-exceed.”

b)	If the Parties intend a provision in an SOW to take precedence over the body of this Agreement, they must specifically recite in an SOW the language in the body of this Agreement over which an SOW takes precedence. Otherwise, if there is a conflict between any terms or conditions in the body of this Agreement and any terms or conditions in an SOW, the body of the Agreement shall take precedence. The Parties acknowledge and agree that the terms and conditions of Service Provider’s invoice shall be superseded by the terms and conditions of this Agreement, and that nothing contained in any invoice shall be deemed to modify or amend any of the terms and conditions of this Agreement.

4)	PAYMENT.

a)	In consideration of the Work performed, upon execution of this Agreement, Service Provider shall receive an aggregate of 10,000,000 Common Units of ProCap BTC. Payment for all or part of the Work shall not constitute acceptance. Service Provider may not increase the mutually agreed fee or rate without ProCap BTC’s prior written approval.

b)	Third-Party Costs. The Parties acknowledge that from time to time in order to perform the services contemplated herein, Service Provider may need to engage third parties to render necessary products or services, including legal, auditing or accounting expenses with respect to the Investments (as defined below) and fees and expenses relating to, or associated with, evaluating, monitoring, researching and performing due diligence on Investments and prospective Investments. ProCap BTC authorizes Service Provider to enter into contracts with third parties (“Authorized Contracts”), as an agent for a disclosed principal, when such contracts are necessary for the Work. Service Provider may enter into Authorized Contracts at its sole discretion. Service Provider assumes full liability and responsibility for any expenditures resulting from Authorized Contracts. Costs under Authorized Contracts (“Third-Party Costs”) shall be billed to Service Provider, and shall be paid by Service Provider as part of the services rendered pursuant to this Agreement and in accordance with the terms of the Authorized Contract. With respect to third-party contracts that Service Provider does not enter into as agent, Service Provider acknowledges and agrees that it shall be solely responsible for paying third-party vendors in accordance with the terms of the purchase contracts between Service Provider and such third-party vendor.

c)	Each Party shall be responsible for its own taxes, including, but not limited to, personal property taxes on equipment or property it owns, uses, leases from a third party, or leases as lessee or sub-lessee from third Parties vis-à-vis the other Party; for privilege taxes on its business; and for taxes based on its net income or gross receipts.

d)	Service Provider agrees to pay and to be solely responsible for any and all city, state, and/or federal unemployment insurance premiums, workers’ compensation insurance premiums, income taxes, social security taxes, and any other employment-related taxes incurred as a result of the performance of Work by Service Provider under this Agreement, and further agrees to be responsible for all obligations, reports, and timely notifications relating to such matters. ProCap BTC shall have no obligation to pay or withhold any sums for such employment-related taxes or unemployment insurance on any amounts due to Service Provider.

e)	ProCap BTC shall be entitled to deduct withholding tax, where applicable, from the payment due Service Provider as required for any domestic or foreign jurisdiction where such taxes may be required to be collected or withheld. If withholding tax is applicable, ProCap BTC shall remit (or cause to be remitted) to the appropriate taxing authority all such amounts deducted and withheld and provide Service Provider with the withholding tax receipt from such taxing authority.

f)	The above applies to all anticipated and previously agreed-upon costs of completing the Work.

5)	WORK.

a)	If deliverables or services do not materially comply with the criteria set forth in the applicable SOW, Service Provider shall promptly make at its expense the modifications necessary to correct all material defects identified in writing by ProCap BTC and resubmit the deliverable to ProCap BTC or repeat performance of the Work. Service Provider will be responsible for the accuracy and completeness of all Work.

b)	Schedule. Service Provider will make best efforts to meet the schedule as specified in an SOW and will attempt to accelerate the schedule wherever possible. Service Provider will immediately advise ProCap BTC of any conditions or events it discovers which may delay the completion of the work specified in an SOW and will work with ProCap BTC to mitigate the impact of any such conditions or events. Service Provider acknowledges and agrees to accommodate, ProCap BTC’s reasonable requests that Service Provider make non-material changes in or additions to the Work set forth in an SOW.

c)	Service Provider will determine from time to time what bitcoin or other cryptocurrency (each such investment being called herein an “Investment” and collectively, “Investments”) shall be purchased for ProCap BTC and what Investments shall be held or sold by ProCap BTC, subject always to the provisions of ProCap BTC’s organizational documents and to the investment objectives, policies and restrictions of ProCap BTC, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the manager of ProCap BTC (the “Manager”) may from time to time establish. Service Provider is authorized (i) to cause ProCap BTC to make Investments, directly or indirectly, through one or more subsidiaries or special purpose vehicles and (ii) at the direction of the Manager, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Investments held or owned by ProCap BTC, including, without limitation, exercising and enforcing rights with respect to any claims relating to such Investments, including with respect to litigation, bankruptcy or other reorganization.

d)	Subject to the general supervision of the Manager, Service Provider will (i) arrange for, at ProCap BTC’s expense, (A) the preparation and submission of reports to ProCap BTC’s members and regulatory authorities with respect to the Investments and (B) the preparation and submission of any documents necessary to fulfill regulatory requirements and maintain the registration and qualifications of ProCap BTC with any regulatory authorities as such registration or qualification pertain to the Investments; and (ii) maintain all of ProCap BTC’s records with respect to the Investments. Service Provider will also provide to the Manager such periodic and special reports regarding the Investments as the Manager may reasonably request. Service Provider shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent ProCap BTC in any way or otherwise be deemed an agent of ProCap BTC.

e)	Service Provider is an exempt reporting adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and shall notify the Manager of any change in Service Provider’s status under the Advisers Act, within a reasonable time after such change.

f)	The services to be provided to ProCap BTC by Service Provider are not deemed exclusive, and Service Provider shall be free to render similar services to others. Service Provider may engage in any other business or render similar or different services to others including, without limitation, consulting with others regarding cryptocurrency, the direct or indirect sponsorship or management of other cryptocurrency-based accounts, however structured, having investment objectives similar to those of ProCap BTC; provided, however, that Service Provider’s services to ProCap BTC are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of Service Provider or any director, partner, officer or employee of Service Provider to engage in any other business or to devote his, her or its time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Investments, subject at all times to applicable law).

6)	TERM AND TERMINATION.

a)	This Agreement and any open SOW under it shall continue in full force four (4) years from the Effective Date (the “Term”). At the end of that four (4) year term, this Agreement and each open SOW will automatically renew for a subsequent one (1) year term, unless one Party gives the other Party at least sixty (60) days’ prior written notice of non-renewal or otherwise terminates this Agreement or any SOW as set forth herein.

b)	This Agreement may be terminated for the convenience of either Party by such Party giving the other Party thirty (30) days’ prior written notice. Any open SOW may be terminated, canceled or modified by either Party, immediately upon providing the other Party written notice. Notwithstanding the foregoing, in the event of termination of this Agreement, or cancellation or modification of an SOW, ProCap BTC shall remain liable for Service Provider’s liability for expenses or costs already incurred or to be incurred prior to the effective date of such termination, cancellation or modification, provided that with regard to an SOW, such SOW shall have been properly executed in accordance with the terms hereof. Upon receiving written notice from a Party that Party wishes to terminate the Agreement, or cancel or modify any SOW in accordance with this section, the terminating Party shall use commercially reasonable efforts to mitigate any liability of the other Party. Upon ProCap BTC providing a written notice of termination pursuant to this subsection 6(b), Service Provider shall be entitled to receive payment for actual work performed up to and during such notice period, regardless of whether Service Provider had previously been compensated by a set monthly fee or retainer, if any. For the avoidance of doubt, in the event of termination pursuant to this subsection 6(b), ProCap BTC shall not be entitled to a refund of any fees, expenses or costs paid pursuant to this Agreement.

c)	After the expiration of the Term, either Party may terminate this Agreement, or all or any part of an open SOW: (i) immediately upon providing written notice to the other of such Party’s failure to fulfill any of its material obligations under this Agreement, which failure remains uncured for ten (10) days from the date of notice; or (ii) immediately upon the appointment of a receiver, an assignee for the benefit of creditors or any type of insolvency, except to the extent prohibited by applicable bankruptcy laws. Termination shall be effective upon expiration of any cure period or upon receipt of notice of termination, as applicable.

d)	The rights, duties and responsibilities of the Parties, unless otherwise indicated by ProCap BTC or Service Provider, shall continue in full force during any notice period. As applicable, termination shall be effective upon expiration of any cure period, upon receipt of notice of termination or upon the date of termination specified in the termination notice.

e)	Upon expiration or any termination of this Agreement or all or any part of an SOW, in any manner specified above: (i) Service Provider agrees to promptly deliver to ProCap BTC all data, documents, information and records, in whatever form and including all the ProCap BTC Confidential Information (as defined below) whether completed or in process, that were accumulated by Service Provider in its performance of the Work, and all other records or materials that relate to the business activities of ProCap BTC or are the property of ProCap BTC; (ii) ProCap BTC shall pay for any Work that it previously authorized, to the extent completed and in accordance with this Agreement; (iii) ProCap BTC shall pay all undisputed amounts not previously billed or paid, and for which Service Provider is entitled to claim reimbursement from ProCap BTC; (iv) the representations, warranties, indemnities, obligations regarding confidentiality, Intellectual Property (as defined below) and Work Product, and any other responsibilities or obligations which, by their nature or context, are intended to survive payment and/or termination of this Agreement shall survive; and (v) upon ProCap BTC’s request, Service Provider agrees to transfer, with approval of third parties in interest, all reservations, contracts and arrangements with advertising media, or other third party vendors, for advertising space, broadcasting time, or other materials yet to be used and all rights and claims thereto. Additionally, ProCap BTC shall not be obligated to pay for any Work performed by Service Provider after the effective date of expiration or termination.

7)	INTELLECTUAL PROPERTY OWNERSHIP.

a)	With respect to any Work performed under this Agreement:

i)	“Intellectual Property” shall mean (1) all rights under all copyright laws of the United States and all other countries for the full terms thereof (and/or all rights accruing by virtue of copyright treaties and conventions), including all renewals, extensions, reversions or restorations of copyrights now or hereafter provided by law and all rights to make derivative works and to make applications for and obtain copyright registrations therefor and records thereof; (2) all rights to and under new and useful inventions, discoveries, designs, technology and art and all other patentable subject matter, including all improvements thereof and all know-how related thereto, and all applications for and the right to make applications for letters patent in the United States and all other countries, all letters patent that issue therefrom and all reissues, extensions, renewals, divisional applications and continuations (including continuations-in-part) thereof, for the full term thereof; (3) all trade secrets; (4) all trademarks, service marks and internet domain names and the like, including the related goodwill, throughout the world; (5) all other intellectual and industrial property and proprietary rights throughout the universe not otherwise included in the foregoing, including all techniques, methodologies and concepts, trade dress, designs and logos; and (6) the right to sue for, assert claims, demands, counterclaims, and/or defenses, request all types of relief, settle or release, and recover all damages, and all other remedies available at law or in equity for any past, present or future infringement, misappropriation or other violation of any Intellectual Property right set forth above in any civil or any other court, or before any semi-governmental or governmental instrumentalities.

b)	ProCap BTC agrees that all materials in whatever form or medium prepared and/or produced by Service Provider or by any person involved with performing Work for ProCap BTC on Service Provider’s behalf under this Agreement (“Work Product”) and any right, including but not limited to Intellectual Property rights, title, or interest to the Work Product and all rights therein shall be the sole and exclusive property of Service Provider. Service Provider will have the right to Use the Work Product in perpetuity, in any and all media, whether currently existing or future developed, for no additional cost. “Use” means use, make, sell, install, operate, develop, compile, reproduce, deploy, distribute, transmit, display, perform, create derivative works of, make available on servers, provide access to, integrate with software, publish, and/or otherwise make available. Service Provider hereby grants to ProCap BTC a revocable, non-sublicensable, perpetual, world-wide, royalty-free, fully paid up, non-exclusive license to use, have used, make, have made, offer for sale, sell, import, or otherwise dispose of, compile, decompile, disclose, copy, modify, display, distribute or create derivative works from the Work Product.

i)	It is expressly understood and agreed that Service Provider shall not be responsible for ordering or performing preliminary or full trademark searches and/or for clearing for use of ProCap BTC’s name and/or logos, whether or not prepared for and/or delivered to ProCap BTC by Service Provider hereunder, it being understood that ProCap BTC are and remain solely liable for preliminary and full trademark searches and for clearing any names and logos it uses. Notwithstanding anything to the contrary herein, with respect to slogans, names, tag lines or trademarks (“Marks”) created by Service Provider pursuant to this Agreement, Service Provider shall be responsible for ordering or performing preliminary or full trademark searches and/or for clearing for use any Marks created by Service Provider hereunder. Service Provider shall be responsible for the ultimate review of search reports and for the clearance for any Marks. Service Provider, in its sole discretion, shall be responsible for the registration of any Marks.

ii)	Notwithstanding anything to the contrary in this Agreement: (1) as part of Service Provider’s provision of Work, Service Provider may utilize proprietary works of authorship that have been created prior to Service Provider’s performance of Work and for which no equipment, supplies or information or data of Service Provider was used or which have been originated, developed or acquired by ProCap BTC or by third parties under contract to ProCap BTC, including but not limited to ProCap BTC’s Intellectual Property (all of the foregoing, collectively, “ProCap BTC’s Information”); and (2) solely for purposes of ownership as outlined in this Section 7, ProCap BTC’s Information shall not be deemed to be a part of the Work Product owned by Service Provider, but rather is and shall remain the sole and exclusive property of ProCap BTC. To the extent that Service Provider incorporates any of ProCap BTC’s Information into the Work Product, ProCap BTC hereby grant to Service Provider a revocable, sublicensable, perpetual, world-wide, royalty-free, fully paid up, non-exclusive license to use, have used, make, have made, offer for sale, sell, import, or otherwise dispose of, compile, decompile, disclose, copy, modify, display, distribute or create derivative works from ProCap BTC’s Information.

iii)	Notwithstanding anything to the contrary herein: (1) ProCap BTC understands and agrees that its rights in any third-party materials or any services including, without limitation, stock photos, licensed materials or talent and talent residuals, are subject to any terms and conditions set forth in any applicable agreement and (2) both Parties retain all of their rights, title and interest in and to (including, without limitation, the unlimited right to use) all ideas, methodologies, software, applications, processes or procedures used, created or developed by such Party in the general conduct of its business.

8)	CONFIDENTIAL INFORMATION; PUBLICITY.

a)	“ProCap BTC Confidential Information” includes, but is not limited to, any information related to ProCap BTC’s products; services; software; hardware; manufacturing, distribution and test equipment, and their specifications, arrangement and positioning; computer and other systems; data; techniques; processes; methodologies; know how; products in planning stages or under manufacture by or for ProCap BTC; specifications; property; drawings; schematics; diagrams; dimensions; prints; reprints; information; business and financial information; marketing programs and plans, consumer lists or personal information, and pricing and sales information; regardless of the form (tangible or otherwise, including, oral, visual, written and electronic) in which any of such information was provided. “Service Provider Confidential Information” includes, but is not limited to, Service Provider’s business and financial information that is provided to ProCap BTC, Work Product, and information directly related to the Work performed hereunder, consumer lists or personal information, and pricing and sales information; regardless of the form (tangible or otherwise, including, oral, visual, written and electronic) in which any of such information was provided. “Confidential Information” means the ProCap BTC Confidential Information if one of ProCap BTC is the Disclosing Party (as defined below) or the Service Provider Confidential Information, if Service Provider is the Disclosing Party.

b)	The Party receiving Confidential Information from the Party disclosing its Confidential Information shall be the “Receiving Party,” and the Party disclosing its Confidential Information shall be the “Disclosing Party.”

i)	In the event Service Provider is the Receiving Party of ProCap BTC Confidential Information, a) Service Provider agrees to restrict disclosure of the ProCap BTC Confidential Information to those persons involved with performing Work for ProCap BTC who have a “need to know;” b) Service Provider and any persons involved in performing Work on its behalf for ProCap BTC: (1) shall maintain the confidentiality of the ProCap BTC Confidential Information; (2) shall not disclose such ProCap BTC Confidential Information to any third party; and (3) shall only use such ProCap BTC Confidential Information for purposes of performing this Agreement; and c) Service Provider agrees to handle the ProCap BTC Confidential Information with the same degree of care that Service Provider applies to its own Confidential Information of similar type, but in no event less than reasonable care.

ii)	In the event ProCap BTC is the Receiving Party of Service Provider Confidential Information, a) ProCap BTC agree to restrict disclosure of Service Provider Confidential Information to those persons who have a “need to know;” b) ProCap BTC (1) shall maintain the confidentiality of the Service Provider Confidential Information; and (2) shall not disclose such Service Provider Confidential Information to any third party; and c) ProCap BTC agree to handle the Service Provider Confidential Information with the same degree of care that ProCap BTC apply to their own respective Confidential Information of similar type, but in no event less than reasonable care.

c)	The obligation to protect the Disclosing Party’s Confidential Information and the liability for unauthorized disclosure or use of such Confidential Information shall not apply with respect to information that: (i) is independently developed by the Receiving Party without the use of the Disclosing Party’s Confidential Information; (ii) is known, or that becomes known to the general public without breach of this Agreement; (iii) was known to the Receiving Party without confidential limitation at the time of disclosure by the Disclosing Party, as evidenced by documentation in the Receiving Party’s possession; (iv) is approved for release by written authorization of the Disclosing Party, but only to the extent of and subject to such conditions as may be imposed in such written authorization; (v) is disclosed in response to a valid order of a court, regulatory agency, or other legitimate governmental entity, but only to the extent and for the purposes stated in such order; provided, however, that the Receiving Party shall first notify the Disclosing Party in writing of the order (if legally permitted) and cooperate with the Disclosing Party if it desires to seek an appropriate protective order; or (vi) is received rightfully and without restriction from a third party.

d)	Each Party agrees to keep confidential (unless otherwise agreed in writing) the existence and terms of this Agreement and that the Parties are meeting or exchanging Confidential Information. Service Provider agrees that each person involved in performing Work on Service Provider’s behalf shall be made aware of and shall agree in writing to the confidentiality obligations contained in this Agreement.

e)	Upon termination of this Agreement or at the Disclosing Party’s request (whichever occurs first), Confidential Information transmitted in record-bearing media or other tangible form including electronic form (other than back-up tapes), and any copies accessible by or to the Receiving Party, shall be either returned to the Disclosing Party or destroyed with such destruction certified in writing by the Receiving Party, except that the Receiving Party shall be entitled to retain a secure copy of the Disclosing Party’s Confidential Information for archival purposes only.

f)	No press releases or other publicity regarding this Agreement may be issued without both Parties prior written consent. Both Parties agree that during the Term they will neither give any information to nor interviews with any media regarding the Agreement or the Parties’ relationship, nor will they allow or otherwise permit their employees to do so.

9)	DATA PRIVACY AND INFORMATION PROTECTION AND SECURITY.

a)	Definitions:

i)	“Applicable Privacy Law(s)” means all laws, rules, regulations, ordinances, regulatory guidance, rulings, decisions, interpretations, and industry guidelines, including, without limitation, all other applicable privacy, data security, and data protection laws and regulations and all related amendments and implemented regulations, all as may be amended, restated or replaced from time to time.

ii)	“Data Incident” means unauthorized or unlawful access to and/or acquisition of Personal Information.

iii)	“Personal Information” means information or data that identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, consumer or household, including any derivatives thereof or inferences made therefrom, or b) that is regulated as “personal data,” “personal information,” or otherwise under Applicable Privacy Law(s).

iv)	“ProCap BTC Personal Information” means all Personal Information that is disclosed by ProCap BTC to Service Provider in connection with the Work discussed herein.

v)	“Process” (including its cognates) means any operation or set of operations, whether or not by automated means, including, but not limited to, collection, analysis, generation, production, access, recording, handling, retention, organization, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

b)	Data Privacy

i)	Except as otherwise expressly provided herein, in the Agreement, or in a separate signed writing between the Parties, Service Provider shall not retain, use, or disclose ProCap BTC Personal Information other than to fulfill its obligations to ProCap BTC under the Agreement in compliance with Applicable Privacy Law(s). Notwithstanding the foregoing, Service Provider shall have the right to retain, use, and disclose ProCap BTC Personal Information: (a) for internal use by Service Provider to build or improve the quality of its services it is providing to ProCap BTC, provided that Service Provider does not use the ProCap BTC Personal Information to perform services on behalf of a third party; (b) to prevent, detect, or investigate data security incidents, or protect against malicious, deceptive, fraudulent or illegal activity or to otherwise comply with its legal obligations; and (c) to retain and employ Subprocessors (as defined below) in accordance with subsection 9(b)(ii).

ii)	Service Provider may disclose or transfer ProCap BTC Personal Information to a service provider (a “Subprocessor”) as necessary to fulfill Service Provider’s obligations under the Agreement provided the disclosure or transfer is subject to a written agreement between Service Provider and Subprocessor that imposes terms with respect to the treatment of ProCap BTC Personal Information that are no less restrictive than the terms set forth in this Addendum in any and all material respect.

iii)	Notwithstanding subsection 9(b)(i), Service Provider may disclose ProCap BTC Personal Information if necessary to: (a) comply with applicable laws and regulations; (b) comply with a valid civil, criminal, or regulatory inquiry, investigation, subpoena, or summons by federal, state, or local authorities; (c) cooperate with law enforcement agencies concerning conduct or activity that Service Provider reasonably and in good faith believes may violate applicable law or regulation; or (d) exercise or defend legal claims.

iv)	Service Provider shall comply with all Applicable Privacy Law(s) in connection with the processing of ProCap BTC Personal Information. Upon written request of ProCap BTC, Service Provider shall reasonably assist ProCap BTC in responding to consumer data subject requests made pursuant to the Applicable Privacy Law(s), provided that ProCap BTC have verified the consumer request (to the extent permitted by Applicable Privacy Law(s)) and has provided Service Provider with the means necessary for Service Provider to identify the relevant data subject’s Personal Information. If Service Provider receives any requests or complaints directly from any individual relating to ProCap BTC Personal Information, Service Provider may forward such communication to ProCap BTC or direct the individual to submit the communication to ProCap BTC.

v)	Service Provider shall implement and maintain throughout the term of the Agreement technical, physical, administrative, and organizational measures intended to protect ProCap BTC Personal Information against accidental, unauthorized, or unlawful access or disclosure. Service Provider shall notify ProCap BTC if it makes a determination it can no longer meet its obligations under Applicable Privacy Law(s). ProCap BTC shall have the right to take reasonable and appropriate steps to ensure that the Service Provider uses the ProCap BTC Personal Information in a manner consistent with ProCap BTC’s obligations under Applicable Privacy Law(s); Service Provider shall reasonably cooperate with ProCap BTC in their reasonable efforts to monitor Service Provider’s compliance including by providing ProCap BTC with all reasonable information in connection therewith. Service Provider shall provide written notification to ProCap BTC without undue delay after becoming aware of any Data Incident involving ProCap BTC Personal Information. ProCap BTC shall have the right, upon notice, to take reasonable and appropriate steps to stop and remediate Service Provider’s unauthorized use of ProCap BTC Personal Information.

vi)	ProCap BTC represents and warrants that: (a) Service Provider is authorized to process ProCap BTC Personal Information for the purposes set forth herein and in the Agreement, and that such authorized processing by Service Provider will not violate Applicable Privacy Law(s) or regulations or any rights of any third party; (b) it has obtained and can demonstrate on request all necessary consents (where applicable) for processing and disclosure of ProCap BTC Personal Information to Service Provider for the purposes described herein; and (c) it clearly and conspicuously provides all required notices and disclosures necessary to ensure fair processing of Personal Information in compliance with applicable law and regulation and its contractual obligations.

c)	Service Provider Personal Information

In the event that ProCap BTC receive any Personal Information from or on behalf of Service Provider (“Service Provider Personal Information”), ProCap BTC shall strictly treat such Service Provider Personal Information as Service Provider Confidential Information and shall not use or otherwise Process such Service Provider Personal Information for any purpose unless and until Service Provider and ProCap BTC enter into a separate written agreement concerning such Service Provider Personal Information.

10)	TRADEMARKS. No Party shall have the right under this Agreement to use the name, trademarks, or trade names of the other, unless prior written approval has first been obtained. The goodwill associated with such use shall inure to the benefit of the owner.

11)	REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

a)	Subject to the terms herein, each Party warrant that it has authored and/or created, or has acquired the right, to the extent legally permitted, to Use the Work and Work Product, as set forth in the applicable SOW, and that it has not infringed copyrights or other Intellectual Property rights of third parties in furnishing such Work and Work Product, and that the use thereof by either Party set forth in the applicable SOW will not infringe copyrights or other Intellectual Property rights of third parties.

b)	Each Party warrants that all Work has been performed by careful, efficient, and qualified workers, and in a professional and workmanlike manner, and that the Work will conform in all material respects to the applicable requirements and specifications and to the standards applicable in the field or industry. If any Work is not in compliance with this warranty and such non-compliance is brought to Service Provider’s attention within a reasonable time after that Work is performed, then Service Provider agrees to reperform the Work at its cost and expense. Service Provider shall use commercially reasonable efforts to satisfactorily complete the Work.

c)	Each Party warrants that performance under this Agreement shall be in compliance with all applicable international, federal, state and local laws, orders, rules and regulations, including but not limited to applicable rules and regulations of the Federal Communication Commission and the Occupational Safety and Health Administration.

d)	Both Parties agree to defend, indemnify and hold the other Party, its officers, directors, employees and/or agents, harmless from and against all claims or actions, losses, damages, injuries (including death), penalties, and all expenses incidental to the defense of any such claim or action (including reasonable attorneys’ fees and related expenses), based upon or arising out of a third party claim arising from or in connection with: (i) any breach of any of the warranties made by the Parties in this Agreement; (ii) any claims, losses, damages, injuries (including death) or penalties to the extent directly or indirectly caused by or sustained in connection with the negligent or willful acts or omissions of a Party, its employees or permitted subcontractors in performing under this Agreement; (iii) subject to the terms of Section 7, any claims of infringement of third party rights to the extent such infringement or alleged infringement occurs in Work Product or any other materials provided to by one Party to the other; (iv) any claims resulting out of a Party’s violation of any international, federal, state or local laws, orders, rules and regulations; (v) as a result of any governmental investigation, proceeding or administrative hearing regarding the Work, unless due to a Party’s negligence; or (vi) any issue of safety, product liability or the nature, use or performance of a Party’s products, services or premiums. The indemnity in this Section 11 shall be in addition to, and not in lieu of, all other legal rights and remedies that the Parties may have.

e)	Upon the assertion of any claim or the commencement of any suit or proceeding against either party (such party, the “Indemnitee”) that may give rise to liability of the other party (such party, the “Indemnitor”) hereunder, the Indemnitee shall notify the Indemnitor of the existence of such claim and shall give the Indemnitor reasonable opportunity to defend and/or settle the claim at its own expense and with counsel of its own selection. The Indemnitee shall at all times have the right fully to participate in such defense at its own expense and shall not be obligated, against its consent, to participate in any settlement which it reasonably believes would have an adverse effect on its business. The Indemnitee shall make available to the Indemnitor all books and records relating to the claim, and the parties agree to render to each other such assistance as may reasonably be requested in order to insure a proper and adequate defense.

f)	This Section 11 shall survive the expiration or termination of this Agreement.

12)	NOTICE. All notices, demands, requests or other communications that are given by one Party to the other Party under this Agreement shall be in writing and sent in a manner that confirms delivery, addressed as follows: if to Service Provider, the address is: 600 Lexington Ave., Floor 2, New York, NY 10022. If to ProCap BTC, the address is: 600 Lexington Ave., Floor 2, New York, NY 10022. Each Party may designate by notice in writing a new address to which any future notices relating to this Agreement may be delivered. Documents delivered by hand shall be deemed to have been received upon delivery; documents delivered by facsimile shall be deemed to have been received when the answerback is received; documents delivered by courier shall be deemed to have been received upon receipt or at the time as delivery is refused by the addressee upon presentation.

13)	INDEPENDENT CONTRACTOR. Service Provider is an independent contractor in the performance of Work, and ProCap BTC are and shall be deemed to have no control over the manner in which Service Provider completes the Work. Service Provider is and shall be the sole employer and principal of each person performing Work on Service Provider’s behalf and shall be obligated to perform all requirements of an employer and as a “primary employer” under all applicable laws.

14)	ASSIGNMENT, SUBCONTRACTING. Either Party can assign, subcontract or transfer, where allowed pursuant to this Agreement, to affiliates or third parties any of its obligations or rights under this Agreement without prior written consent. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or formal business organization of any kind. Service Provider shall not enter into any agreements on behalf of ProCap BTC except as set forth herein. All agreements entered into by Service Provider pursuant to this Agreement shall be with Service Provider as principal except as set forth herein.

15)	GOVERNING LAW. The validity, interpretation and/or enforcement of this Agreement shall be governed by and construed according to the laws of the State of Delaware, U.S.A., without reference to its conflicts of laws doctrine. Service Provider irrevocably submits to venue and exclusive personal jurisdiction in the federal and state courts in Delaware for any dispute arising under this Agreement and waives all objections to jurisdiction and venue of such courts.

16)	DISPUTES. The Parties will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and the spirit of mutual cooperation. If those attempts fail, then the dispute will be submitted for non-binding mediation conducted by a mutually acceptable mediator. The mediator will be chosen the Parties within thirty (30) days after written notice by either Party demanding mediation. In no event shall either Party unreasonably withhold consent to the selection of a mediator and the Parties will share equally the costs of the mediation. Any dispute that cannot be resolved between the Parties through negotiation or mediation within forty five (45) days of the date of the initial demand for mediation by one of the Parties may then be submitted to the courts within New York for resolution. The use of any mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party. Nothing in this Section 16 will prevent either Party from resorting to judicial proceedings, if: (a) good faith efforts to resolve the dispute have been unsuccessful, (b) the claim or suit involves Intellectual Property rights, or (c) interim relief from a court is necessary to prevent serious and irreparable injury to that Party or to others.

17)	LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS HEREUNDER, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY WILL BE LIABLE TO THE OTHER IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION ANY LOSS OF USE, TIME, PROFIT, REVENUE, INCOME, OR DATA, HOWEVER ARISING AND WHETHER IN AN ACTION IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE) OR BASED ON BREACH OF ANY WARRANTY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY OTHER LIMITED REMEDY. This Section 17 shall survive the expiration or termination of this Agreement. EITHER PARTY’S LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNTS PAID OR PAYABLE TO THE OTHER PARTY IN THE ONE (1) YEAR PERIOD PRECEDING THE COMMENCEMENT OF THE EVENTS GIVING RISE TO THE CLAIM.

18)	FORCE MAJEURE. Notwithstanding anything contained in this Agreement to the contrary, if a Party is prevented from performing any of its obligation hereunder by laws, orders, regulations or directions of any government having jurisdiction over the Parties hereto, or any department, agency, corporation or court thereof, or by war, act of public enemies, strikes or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the reasonable control of either Party, then such Party shall be excused from any failure to perform any such obligation to the extent such failure is caused by any such law, order, regulation, direction or contingency. In the event such excused failure to perform continues for thirty (30) or more consecutive days, the performing Party may terminate all or any portion of this Agreement without liability to the non-performing Party. This provision shall in no way impair either party’s right to terminate this Agreement provided herein.

19)	MISCELLANEOUS.

a)	No revision or modification of this Agreement or any SOW shall be effective unless it is in writing and signed by all Parties.

b)	The failure to insist upon the strict performance of any provision of this Agreement or to exercise any right granted under this Agreement shall not be deemed to be a waiver or relinquishment of the future performance of any such provision or the future exercise of such right, but the obligation of the Parties with respect to such future performance shall continue in full force and effect.

c)	All provisions of this Agreement are deemed to be separate and distinct covenants. In case any provision of this Agreement shall be held invalid, illegal or unenforceable, the remaining provisions of this Agreement will not in any way be affected or impaired. The Parties agree that if any provision is determined by any court to be invalid or unenforceable by reason of such provision extending for too great a period of time or over too broad a scope, then such provision shall be interpreted to extend over the maximum period of time and the maximum scope that such court determines to be valid and enforceable.

d)	Each Party signing this Agreement represents that it has all necessary rights and authority to enter into this Agreement and to bind the Parties as provided.

e)	This Agreement and any Exhibits, which are attached to and made a part of this Agreement, constitute the final expression of the agreement of the Parties; it is intended as a complete and exclusive statement of the terms of their agreement with respect to the subject matter of this Agreement; and it supersedes all prior and concurrent promises, representations, negotiations, discussions, and agreements that may have been made in connection with such subject matter. The terms and conditions of this Agreement shall prevail notwithstanding any variance with the pre-printed terms and conditions of SOW, purchase order, invoice, acknowledgment or any other such form or document even if signed by both Parties; such terms and conditions shall be null and void and of no force and effect.

f)	This Agreement may be signed in counterparts, each of which shall be deemed an original with the same effect as if the signatures were upon the same instrument and all such counterparts shall together constitute one and the same agreement. The signatures required for execution of this Agreement may be provided by facsimile, or electronic transmission, and such facsimile or electronic transmission signatures shall have the same force and effect as originals and shall constitute effective, binding agreements on the part of the signatory. Notwithstanding the foregoing, this Agreement is effective upon the execution by all Parties hereto.

(Signature Page Follows)

Each Party agrees to and accepts this Agreement as of the Effective Date.

INFLECTION POINTS INC

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

PROCAP BTC, LLC

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

Annex A

Business Plan

[***]

Schedule A

Statement of Work for Goods/Services (“SOW”) for 2025

[***]